EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements (Nos. 333-129997 and 333-129998) on Form S-8 and the Registration Statements (Nos. 333-143202, 333-138559, 333-138558) on Form S-3 of MRU Holdings, Inc. of our report dated September 21, 2005, except as to the information dated September 28, 2007, relating to the consolidated financial statements of MRU Holdings, Inc. and subsidiaries as of June 30, 2004 and 2005, which report appears in the Annual Report on Form 10-KSB/A of MRU Holdings, Inc. for the fiscal year ended June 30, 2005.

/s/ Bagell, Josephs, Levine & Company, L.L.C.

New York, New York
September 28, 2007